                                                                    Exhibit 10.3

               ANCILLARY AGREEMENT TO PURCHASE AND SALE AGREEMENT

      This Ancillary Agreement to Purchase and Sale Agreement (the "Ancillary Agreement") is entered into this 14th day of October, 2005, by and between Lynx Production Company, Inc., whose address is 2100 Ross Avenue, Suite 860, LB 52, Dallas, Texas 75201 (herein "Lynx") and Parallel, L.P., whose address is 1004 N. Big Spring, Suite 400, Midland, Texas 97901 (herein "Parallel").

                                    Recitals:

   A. Contemporaneous herewith Lynx Production Company, Inc., et al. (herein collectively, "Sellers") are entering into a Purchase and Sale Agreement (the "Purchase Agreement") pursuant to which and subject to the terms and conditions thereof, Sellers are agreeing to sell to Parallel, and Parallel is agreeing to purchase from Sellers, the Assets (as therein defined) comprising oil and gas properties and related assets therein described which are owned by Sellers situated in Gaines and Andrews Counties, Texas.

   B. Certain aspects of the transaction contemplated in the Purchase Agreement pertain solely to Lynx and its interests in the Assets and do not relate to the interests of the other parties Sellers in and to the Assets.

   C. Lynx and Parallel address the terms of the transaction which pertain exclusively to Lynx and its interest in and to the Assets within this Ancillary Agreement.

                                   Covenants:

      For adequate consideration Lynx and Parallel agree, conditioned upon the closing of the transaction contemplated in the Purchase Agreement and Parallel becoming successor Operator of the oil and gas leases and wells included among the Assets, as follows:

1. Reserved Interest: Lynx will reserve unto itself and not sell or convey to Parallel an undivided ten percent (10%) interest in and to the Assets (the "Reserved Interest"). The portion of the Purchase Price allocated to Lynx pursuant to the provisions of the Purchase Agreement and attributable to Lynx' interests in the Assets will be reduced proportionately to the extent of the Reserved Interest

2. Cascade Energy Corporation Interests: Lynx presently is considering the possibility of acquiring Cascade Energy Corporation ("Cascade") in a stock purchase transaction. If such transaction is consummated, its closing will occur prior to the final closing of the transaction contemplated in the Purchase Agreement. Cascade is a party to the Purchase Agreement. If Lynx acquires the stock of Cascade then, at Lynx' option, either (a) Lynx will retain the Cascade interests in the

      Assets as part of the Reserved Interest (in which event the provisions of the Purchase Agreement will no longer apply to Cascade's interests in the Assets) or (b) Cascade will close the sale of its interest in the Assets to Parallel per the provisions of the Purchase Agreement. If Lynx does not acquire the stock of Cascade, then the terms and provisions of the Purchase Agreement as relates to Cascade's interests in the Assets will remain legally binding and in full force and effect.

3. On-going Land Work: Various land activities relative to the properties included among the Assets have been commenced and remain on-going. Such activities include leasing and lease renewals, as well as title examination and responsive curative efforts preliminary to drilling a new well in Section 21, Block A-23. Parallel recognizes the likely benefit of these activities which will accrue to Parallel as the purchaser of the Assets, despite the fact that much of the cost incurred in connection with this on-going activity will have been incurred prior to the Effective Date of the Purchase Agreement. In order to insure that these activities will not be interrupted due to the contemplated sale of the Assets, Parallel agrees that conditioned upon the consummation of the transaction contemplated in the Purchase Agreement, at closing Parallel will reimburse Lynx et al. (or Lynx Operating Co., Inc., the operator, as applicable) for all third party costs and expenses associated with this on-going land and title work, limited to such costs and expenses as are incurred in connection therewith subsequent to September 15, 2005. Such expenses currently are estimated to be $25,000, but in no event shall such expenses exceed $25,000.

4. Reciprocal Lease Acquisition Rights: If within three (3) years following the closing, if either Lynx or Parallel acquires oil and gas leasehold interests within any of the sections of land described in Exhibit "A" hereto, which interests are inclusive of depths from the top of the Yates Formation down to the base of the Queen Formation (in the instance of acquisitions by Parallel) or any depths other than depths from the top of the Yates Formation down to the base of the Queen Formation (in the instance of acquisition by Lynx), then the non-acquiring party will have the option to acquire all of the acquired party's interest in the acquired leasehold as to the non-acquiring party's formation of interest (i.e. depths from the top of the Yates Formation down to the base of the Queen Formation, in favor of Lynx and any depths other than depths from the top of the Yates Formation down to the base of the Queen Formation in favor of Parallel) by paying the acquiring party the sum of One Hundred Dollars ($100.00) per net leasehold acre in exchange for a recordable assignment of all the acquiring party's rights to the formation of interest. Furthermore, if within three years following the closing either Lynx or Parallel acquires oil and gas leasehold interests within Sections 8, 13 or 18, Block A-22, PSL, Gaines County, Texas, which interests are inclusive of depths from the top of the Yates Formation down to the base of the Yates Formation (in the instance of acquisitions by Parallel) or any depth other than depths from the top of the Yates Formation down to the base of the Yates Formation (in the instance of acquisitions by Lynx), then the non-acquiring party will have the option to acquire all of the acquiring party's interest in the acquired leasehold as to the non-acquiring party's formation of interest (i.e. depths form the top of the Yates Formation down to the base of the Yates Formation, in favor of Lynx, and any other depths in favor of Parallel) by paying the acquiring party the sum of $100 per net leasehold acre in exchange for a recordable assignment of all the acquiring party's right to the formation of interest.

5. Area of Mutual Interest. In addition to the rights provided for in paragraph 4, above, the parties hereto also hereby create an Area of Mutual Interest comprised of the lands described in Exhibit "A" hereto (the "AMI"). Under the terms of the AMI, lynx shall have the right to acquire an undivided 10% of the interest acquired by Parallel in any Leases (as defined in the Purchase Agreement), as to all depths covered by such Leases, SAVE AND EXCEPT depths from the top of the Yates Formation down to the base of the Queen Formation. Parallel shall give Lynx notice in writing of the terms of the acquisition of any such Leases. Lynx shall then have 15 days from the receipt of such notice in which to elect to acquire and tender payment for 10% of such interest. If Lynx elects to acquire a 10% interest in any such Leases, Lynx agrees that such interest shall be subject to an operating agreement on a form utilized by Parallel in its Carm-Ann Area in Andrews and Gaines Counties, Texas.

6. Lynx Overriding Royalty Interest. Notwithstanding Exhibit "B" to the Purchase Agreement which reflects that the Non-Producing Leasehold Acreage will be assigned to Parallel and the net revenue interest to be delivered for such leases shall be 75%, with Lynx reserving an overriding royalty interest equal to the difference between 25% and the royalties provided for in such leases. Provided, however, that on any renewals or extensions of any such leases, Lynx shall not be entitled to any overriding royalty interest.

      The terms and provision of this Ancillary Agreement expressly are conditioned upon the closing of the transaction contemplated in the Purchase Agreement. In the event of a conflict between the provisions of the Purchase Agreement and the provisions of this Ancillary Agreement, the applicable provisions of this Ancillary Agreement will control and prevail. In the absence of any such conflict the terms and provisions of the Purchase Agreement as relates to Lynx' interests in the Assets will remain legally binding and in full force and effect.

      Executed as of the date first set forth above.

                                               LYNX PRODUCTION COMPANY, INC.

                                               By:  /s/ Robert S. Craine
                                                   ----------------------------
                                                    Robert S. Craine
                                                    President

                                                PARALLEL PETROLEUM CORPORATION

                                                By: /s/ Donald E. Tiffin
                                                   ----------------------------
                                                   Donald E. Tiffin
                                                   Chief Operating Officer

                                   Exhibit "A"

1.    All of Sections 6, 7, 14, 15, 16, and 17, Block A-22, PSL, Gaines County,
      Texas

2.    All of Sections 10 and 11, Block A-23, PSL, Gaines County, Texas

3.    All of Sections 23, 24 and 25, Block A-22, PSL, Andrews and Gaines
      Counties, TX

4.    All of Section 21, Block A-23, PSL, Andrews and Gaines Counties, TX.